Exhibit 10.1

MVP HOLDCO, LLC
2200 Energy Drive
Canonsburg, PA 15317

May 4, 2023

RGC Midstream, LLC
519 Kimball Ave NE
Roanoke, Virginia 24016

RE:         Mountain Valley Pipeline, LLC

Ladies and Gentlemen:

Reference is made to the (i) Third Amended and Restated Limited Liability Company Agreement of Mountain Valley Pipeline, LLC (the “Company”), dated as of April 6, 2018 (as amended by the First Amendment, dated February 5, 2020, the “LLC Agreement”), by and among the Company, MVP Holdco, LLC (“EQM”), US Marcellus Gas Infrastructure, LLC (“USG”), WGL Midstream MVP LLC, as successor-in-interest to WGL Midstream, Inc., Con Edison Gas Pipeline and Storage, LLC, RGC Midstream, LLC (“Roanoke”) and Vega NPI IV, LLC, pursuant to which the Company will develop, construct, operate, and market the Facilities for the transmission of natural gas, (ii) Side Letter Agreement, dated as of October 1, 2015 (the “Roanoke Series A Side Letter”), by and among the Company, EQM, Roanoke and USG in respect of Series A and (iii) Side Letter, dated April 6, 2018 (the “Roanoke Series B Side Letter”), by and between Series B of the Company, EQM, Roanoke and USG in respect of Series B. Capitalized terms used but not otherwise defined in this letter agreement (this “Letter Agreement”) have the respective meanings assigned to such terms in the LLC Agreement.

In connection with the execution and delivery of a joinder to the LLC Agreement by Roanoke pursuant to which Roanoke became a Member of Series A, EQM, Roanoke and the Company entered into the Roanoke Series A Side Letter to define certain rights and obligations of Roanoke related to its obligations to make Capital Contributions or loans to the Company upon the issuance of a Capital Call by the Company in respect of Series A. In accordance with Section 1 of the Roanoke Series A Side Letter, Roanoke has provided on May 3, 2023 notice to EQM that it believes in good faith that it will not be able to fund its portion of Capital Calls in respect of Series A, and pursuant to Section 1 of the Roanoke Series A Side Letter, EQM has agreed to fund the Roanoke portion of Capital Calls in respect of Series A to the extent required by the Roanoke Series A Side Letter, in each case, on the terms and conditions set forth herein. In consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree, intending to be legally bound, as follows:

1.    Roanoke Series A Capital Contributions.

(a)    In accordance with Section 1 of the Roanoke Series A Side Letter, (i) Roanoke hereby confirms its prior notice to EQM that Roanoke believes in good faith that it will not be able to fund its portion of Capital Contributions requested pursuant to future Capital Calls in respect of Series A until the earlier of (1) the In-Service Date of the Mainline Facilities and (2) the date of the adoption of any plan of liquidation described in

Section 1(b) below, and (ii) as a result, EQM shall make the Roanoke portion of such Capital Contributions (including any such Capital Contributions requested in connection with the Verified Emission Reductions Purchase and Sale Agreement, dated as of July 12, 2021) and has elected to treat such Capital Contributions as permanent Capital Contributions that result in an automatic adjustment of the Sharing Ratios of EQM and Roanoke in accordance with Section 4.06(d) of the LLC Agreement. For the avoidance of doubt, upon the In-Service Date of the Mainline Facilities, Roanoke shall fund its portion of prospective Capital Contributions requested pursuant to Capital Calls in respect of Series A in accordance with its Sharing Ratio as adjusted pursuant to the preceding sentence of this Section 1(a).

(b)    In the event Series A determines to cease pursuit of the Mainline Facilities for any reason prior to the In-Service Date of the Mainline Facilities and the liabilities of Series A exceed the assets of Series A as of the date of adoption of any plan of liquidation in connection therewith, EQM and Roanoke agree that each of EQM and Roanoke shall be responsible for funding their respective portions of prospective Capital Contributions requested pursuant to Capital Calls in respect of Series A in accordance with their respective Sharing Ratios that are determined by disregarding any adjustments made pursuant to this Letter Agreement.

(c)    For the avoidance of doubt, any Capital Contribution made by EQM under this provision has increased and shall increase its Capital Account as provided in Section 4.05(a) of the LLC Agreement, and Roanoke shall not include any amount related to any such Capital Contribution in its Capital Account or on its applicable tax returns.

2.    Roanoke Series B Capital Contributions. For the avoidance of doubt, in accordance with the Roanoke Series B Side Letter, this Letter Agreement shall not modify any obligations of Roanoke to fund any Capital Contributions required by Series B and any such Capital Contributions required by Series B pursuant to any Capital Calls issued by Series B shall continue to be obligations of, and funded by, Roanoke.

3.    Assignability of Letter Agreement; Third Party Beneficiaries. This Letter Agreement is not assignable by any party without the prior written consent of the other parties; provided, that EQM may assign this Letter Agreement to an Affiliate without such consent. This Letter Agreement will be binding on, and inure to the benefit of, the respective successors and permitted assigns, as permitted by the terms of this Letter Agreement.

4.    Enforceability; Conflicts and Survival. Each party hereto represents that its execution, delivery and performance of this Letter Agreement is duly authorized and within its capacity, and that this Letter Agreement is a valid and binding obligation of such person, enforceable against it in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). Together with the LLC Agreement, the Roanoke Series A Side Letter and the Roanoke Series B Side Letter, this Letter Agreement sets forth the entire understanding among the parties concerning the subject matter hereof and thereof and supersedes all their previous communications on the topic, and, in the event of a conflict between the provisions of this Letter Agreement, on the one hand, and LLC Agreement, Roanoke Series A Side Letter or Roanoke Series B Side Letter, on the other hand, the provisions of this Letter Agreement shall control.

5.    Counterparts. This Letter Agreement may be executed in counterparts (whether original or facsimile counterparts), each of which shall be deemed an original and which together shall constitute one and the same instrument.

6.    Notices. All notices, reports, and other communications required by this Letter Agreement must be written and sent, and shall be deemed given, as provided in the LLC Agreement and, if applicable, this Letter Agreement.

7.    Expenses. If action is instituted to collect amounts due under this Letter Agreement upon an Event of Default, Roanoke promises to pay all reasonable attorney’s fees, court costs and out-of-pocket expenses incurred in connection with such action. Roanoke hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

8.    Governing Law. The laws of the State of Delaware govern this Letter Agreement, and this Letter Agreement shall be construed in accordance therewith, regardless of its choice of law principles. Jurisdiction and venue for any proceeding relating to this Letter Agreement shall be as set forth in the LLC Agreement.

9.    Additional Roanoke Members. If an Affiliate of Roanoke at any time acquires any Membership Interests of the Company, and such Affiliate is not already a party to this Letter Agreement, such Affiliate shall execute and deliver a joinder to this Letter Agreement in form and substance satisfactory to EQM.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

If the foregoing correctly sets forth your understanding of the subject matter hereof, please so indicate by executing this Letter Agreement in the space provided below.

Very truly yours,

MVP Holdco, LLC

By: /s/ Diana M. Charletta
Name: Diana M. Charletta
Title: President and Chief Operating Officer

If the foregoing correctly sets forth your understanding of the subject matter hereof, please so indicate by executing this Letter Agreement in the space provided below.

Acknowledged and Agreed:

RGC Midstream, LLC

By: /s/ Paul W. Nester
Name: Paul W. Nester
Title: President and CEO